Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 of Range Resources Corporation pertaining to the registration of shares under the Stroud Energy, Inc. 2005 Stock Incentive Plan of our reports dated February 21, 2006, with respect to the consolidated financial statements of Range Resources Corporation, Range Resources Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Range Resources Corporation, all of which are included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

Ernst & Young LLP

Fort Worth, Texas
June 21, 2006